Exhibit 99.1

Carrollton Bancorp Reports an 675% Increase in Second Quarter Net Income
                    and a $0.12 Quarterly Dividend

    BALTIMORE--(BUSINESS WIRE)--July 30, 2007--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the second quarter of 2007 of $453,000 ($0.16 per diluted share) compared to $58,000 ($0.02 per diluted share) for the second quarter of 2006, a 675% increase. Net income for the six month period ended June 30, 2007 totaled $1.1 million ($0.37 per diluted share) compared to $926,000 ($0.32 per diluted share) for the prior year period, a 14% increase.

    Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable September 1, 2007 to shareholders of record on August 14, 2007.

    The Company's earnings performance in the second quarter was impacted by the decision to stop servicing money service businesses
(MSB) as of September 2006, the slowdown in the housing market, hiring consultants to assist in documenting internal controls for compliance with Sarbanes-Oxley (SOX), and legal fees and related expenses for one significant non-accrual commercial loan.

    The earnings for the second quarter of 2006 was significantly affected by recording a before tax charge of approximately $1.8 million ($1.2 million after tax) representing the loss from a check kiting scheme by one of the Bank's commercial customers. The earnings for the six month period ended June 30, 2006 also included a charge of approximately $2.3 million representing a prepayment penalty for restructuring a $35 million FHLB advance at 6.84% maturing February 2, 2010. This charge was substantially offset by a gain of approximately $2.2 million from the sale of equity securities.

    Total assets for the period ended June 30, 2007 compared to June 30, 2006 reflect a 2% increase to $351.5 million. However, cash and cash equivalents decreased $7.6 million and were reinvested in higher yielding loans. Gross loans increased 6% or $16.4 million from $259.3 million at June 30, 2006 to $275.7 million at June 30, 2007. Investments decreased 3% or $1.4 million to $51.6 million at June 30, 2007. Total deposits increased 3% or $7.0 million to $281.9 million while higher cost borrowings decreased 3% or $1.0 million. During the same period, stockholders' equity increased $2.2 million or 7% to $35.5 million or 10.1 % of total assets compared to 9.7% at June 30, 2006. The increase was due primarily to net income, partially offset by the repurchase of shares, and dividends paid.

    The asset quality of the loan portfolio continues to be strong despite the delinquency of a significant commercial loan by a single borrower. The Company recorded a provision for loan losses of $99,000 in the second quarter of 2007 and none in the second quarter of 2006. The allowance for loan losses represented 1.19% of outstanding loans at June 30, 2007.

    Carrollton Bancorp has experienced a minor decrease in its net interest income as evident by the $37,000 or 1% decrease when comparing the second quarter of 2007 to 2006. The decrease in net interest income was due to a decrease in the Company's net interest margin to 4.36% for the quarter ended June 30, 2007 from 4.66% in the comparable quarter in 2006. The decrease in the net interest income from the 30 basis point decrease in the net interest margin was substantially offset by the $14.7 million increase in average interest earning assets.

    Mr. Robert A. Altieri, President and Chief Executive Officer, stated that "We are pleased to have been able to maintain a strong net interest margin in light of the compression on rates experienced over the last year. The Company's core business is strong. However, we need to take an aggressive stance on reducing non interest expenses." Mr. Altieri added, "We have seen good growth in our loan portfolio and modest growth in deposits. Our deposits should improve with the opening of our Cockeysville branch and promotion of My Desktop Banker, a remote deposit capture product that allows a business to make deposits from their office."

    Noninterest income continues to be a large contributor to the Company's profitability. The majority of the Company's non-interest income is derived from two sources; the Bank's Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Noninterest income decreased 19% or $371,000 to $1.6 million in the second quarter of 2007 compared to the second quarter of 2006. This decrease was due primarily to stopping services to MSB's and the slow down in the housing market.

    Noninterest expenses were $4.4 million in the second quarter of 2007 compared to $5.6 million in 2006, a decrease of $1.2 million or 21%. The decrease was due to the $1.8 million charge from the check kiting scheme and was partially offset by the $428,000 increase in other operating expenses, $182,000 increase in salaries and employee benefits and the $60,000 increase in occupancy expenses. Operating expenses increased due to hiring consultants to assist in preparing the documentation for compliance with SOX and legal fees and related expenses for one significant commercial loan. Salaries and employee benefits increased due to normal salary increases, increased health care costs and additional personnel for the new branch opened in May, 2007. Occupancy costs increased due to normal lease escalation charges, the new branch rent started in March, 2007 and a significant increase in a thirty year branch lease that expired.

    Comparing the first six months of 2007 and 2006, net interest income decreased by $92,000 or 1% due to the Company's net interest margin declining 21 basis points to 4.32% for the first six months of 2007 compared to 2006. This was a result of deposit and borrowing costs increasing more rapidly than yields on interest earning assets. The decrease in net interest income from the decrease in the net interest margin was partially offset by the $7.9 million increase in average interest earning assets.

    For the first six months of 2007, noninterest income was $3.2 million compared to $5.9 million for the same period in 2006, a decrease of $2.7 million or 46%. The decrease was due primarily to the $2.2 million gain on the sale of securities in 2006, a 28% or $215,000 decrease in service charges, an 11% or $135,000 decrease in the fees and commissions earned by CMSI and a $204,000 decrease on Point of Sale revenue and ATM fees.

    Noninterest expenses were $8.5 million for the first six months of 2007 compared to $11.6 million for the same period in 2006, a 27% decrease. The decrease was due to the $1.8 million charge from the check kiting scheme in 2006, the $2.3 million prepayment penalty for restructuring the FHLB advance in 2006 partially offset by the $764,000 increase in other operating expenses. The $764,000 increase was due to a recovery of legal fees and related expenses on the payoff of a delinquent loan in 2006 compared to the $155,000 write down and cost to dispose of a real estate owned property in 2007, $202,000 in consulting fees for compliance with SOX and increased legal fees and related costs due to a significant commercial loan to one borrower.

    Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland. The Company opened its eleventh branch in May 2007 at 10301 York Road, Cockeysville, Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

    This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

    A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
--------------------
Carrollton Bancorp
------------------

                                   Three Months Ended June 30,
                                   ---------------------------
                                       2007          2006      %Change
                                   ------------- ------------- -------
                                    (unaudited)   (unaudited)
----------------------------------------------------------------------
Results of Operations
----------------------------------
Net interest income                   $3,562,644    $3,599,998     -1%
Provision for loan losses                 99,000             -
Noninterest income                     1,616,030     1,986,531    -19%
Noninterest expenses                   4,384,615     5,558,716    -21%
Income taxes(benefit)                    242,418      (30,557)   -893%
Net income                              $452,641       $58,370    675%

Per Share
----------------------------------
Net income - diluted                       $0.16         $0.02    700%
Cash dividends declared                     0.12          0.11      9%
Book value                                 12.50         11.83      6%
Common stock closing price                 16.73         17.75     -6%

At June 30
----------------------------------
Short term investments                $2,370,366    $8,060,134    -71%
Investment securities                 51,597,513    53,036,729     -3%
Gross loans (net of unearned
 income) (a)                         275,741,134   259,276,947      6%
Earning assets                       331,216,613   321,538,310      3%
Total assets                         351,488,596   343,028,638      2%
Total deposits                       281,922,393   274,877,124      3%
Shareholders' equity                  35,465,635    33,279,427      7%

Common shares outstanding              2,836,265     2,813,268      1%
----------------------------------

Average Balances
----------------------------------
Short term investments                $1,372,250    $8,833,430    -84%
Investment securities (b)             51,118,983    50,075,287      2%
Gross loans (net of unearned
 income) (a)                         274,248,211   254,700,579      8%
Earning assets                       328,326,214   313,609,296      5%
Total assets                         349,603,393   349,332,768      0%
Total deposits                       280,494,349   263,170,139      7%
Shareholders' equity                  35,236,361    33,910,806      4%

Earnings Ratios
----------------------------------
Return on average total assets             0.52%         0.07%    675%
Return on average shareholders'
 equity                                    5.14%         0.69%    646%
Net interest margin                        4.36%         4.66%     -6%

Credit Ratios
----------------------------------
Nonperforming assets as a percent
 of period-end loans and
 foreclosed real estate                    1.53%         0.24%    525%
Allowance to total loans                   1.19%         1.31%    -10%
Net loan losses to average loans           0.02%         0.03%    -32%

Capital Ratios (period end)
----------------------------------
Shareholders' equity to total
 assets                                   10.09%         9.70%      4%
Leverage capital                           9.95%         9.49%      5%
Tier 1 risk-based capital                 12.17%        12.04%      1%
Total risk-based capital                  13.48%        13.88%     -3%

                                    Six Months Ended June 30,
                                   ---------------------------
                                       2007          2006      %Change
                                   ------------- ------------- -------
                                    (unaudited)   (unaudited)
---------------------------------- -----------------------------------
Results of Operations
----------------------------------
Net interest income                   $6,991,359    $7,083,019     -1%
Provision for loan losses                165,000             -
Noninterest income                     3,214,600     5,926,782    -46%
Noninterest expenses                   8,474,040    11,647,684    -27%
Income taxes(benefit)                    513,386       436,589     18%
Net income                            $1,053,533      $926,228     14%

Per Share
----------------------------------
Net income - diluted                       $0.37         $0.32     16%
Cash dividends declared                     0.24          0.22      9%
Book value                                 12.50         11.83      6%
Common stock closing price                 16.73         17.75     -6%

At June 30
----------------------------------
Short term investments                $2,370,366    $8,060,134    -71%
Investment securities                 51,597,513    53,036,729     -3%
Gross loans (net of unearned
 income) (a)                         275,741,134   259,276,947      6%
Earning assets                       331,216,613   321,538,310      3%
Total assets                         351,488,596   343,028,638      2%
Total deposits                       281,922,393   274,877,124      3%
Shareholders' equity                  35,465,635    33,279,427      7%

Common shares outstanding              2,836,265     2,813,268      1%
----------------------------------

Average Balances
----------------------------------
Short term investments                $1,398,565   $12,533,227    -89%
Investment securities (b)             52,272,029    49,604,199      5%
Gross loans (net of unearned
 income) (a)                         270,051,434   255,246,289      6%
Earning assets                       325,306,407   317,383,715      2%
Total assets                         346,904,518   349,332,768     -1%
Total deposits                       278,679,474   265,714,916      5%
Shareholders' equity                  35,107,843    34,498,515      2%

Earnings Ratios
----------------------------------
Return on average total assets             0.61%         0.53%     15%
Return on average shareholders'
 equity                                    6.00%         5.37%     12%
Net interest margin                        4.32%         4.53%     -5%

Credit Ratios
----------------------------------
Nonperforming assets as a percent
 of period-end loans and
 foreclosed real estate                    1.53%         0.24%    525%
Allowance to total loans                   1.19%         1.26%     -6%
Net loan losses to average loans           0.05%         0.03%     63%

Capital Ratios (period end)
----------------------------------
Shareholders' equity to total
 assets                                   10.09%         9.70%      4%
Leverage capital                           9.95%         9.49%      5%
Tier 1 risk-based capital                 12.17%        12.04%      1%
Total risk-based capital                  13.48%        13.88%     -3%


(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale


    CONTACT: Carrollton Bancorp
             James M. Uveges, Chief Financial Officer, 410-536-7308